Exhibit 10.11

SHARE SUBSCRIPTION AGREEMENT

GEOPARK TdF S.A.

LG INTERNATIONAL CORP.

Santiago, October 18th, 2011

FREE TRANSLATION

In Santiago, Chile, this 18th day of October of 2011, between GEOPARK TdF S.A., a closed corporation, taxpayer identification number 76.152.985-4, represented by Mr. Pedro Aylwin Chiorrini, identification card number 8.303.420-3, both domiciled for these purposes in this city, on Nuestra Señora del los Ángeles number 179, district of Las Condes, as one of the parties, hereinafter and indistinctly also referred to as the “Company”; and as the other party, LG INTERNATIONAL CORP., a company organized under the laws of the Republic of Korea, taxpayer identification number 59.169.870-2, represented by Mr. Ricardo Peña Vial, identification card number 7.033.810-6, both domiciled for these purposes on El Bosque Avenue number 130, suite 12, district of Las Condes, hereinafter and indistinctly also referred to as the “Subscriber”, the following share subscription contract has been agreed upon:

FIRST: One. Through a public deed dated April 28, 2011, executed at the Notary Public’s Office of Santiago of Mrs. Antonieta Mendoza Escalas, company GeoPark TdF SpA was organized. An excerpt of that deed was recorded on page 22,710 number 17,272 of the Commerce Register of Santiago for year 2011 and was published on the Official Gazette on May 5 of that same year.

Two. Through a public deed executed at the Notary Public’s Office of Santiago of Mr. Andrés Rubio Flores on October 11, 2011, the shareholders in the company currently known as GeoPark TdF S.A., formerly GeoPark TdF SpA, agreed to change this last mentioned company into Corporation, in accordance with the provisions contained in Law number 18,046 on a Corporations with the company’s bylaws contain the aforesaid public deed. An excerpt of that deed was recorded on page 60.055 number 44.193 of the Commerce Register of Santiago for year 2011 and was published on the Official Gazette on October 14, of the same year.

Three. Through a public deed dated October 14, 2011, executed at the Notary Public’s Office of Santiago of Mr. Andrés Rubio Flores, the capital in GeoPark TdF S.A. was increased under the terms set forth in said document. An excerpt of that deed is in process of being recorded on the Commerce Register of Santiago and being published on the Official Gazette.

SECOND: In an extraordinary shareholders meeting of GeoPark TdF S.A. held on October 14, 2011, a minute of which was summarized into public deed on that same date at the Notary Public’s Office of Santiago of Mr. Andrés Rubio Flores (hereinafter referred to as the “Meeting”), it was agreed to increase the Company’s capital through the issuance of 162.791 ordinary cash shares (the “Shares”). In that meeting it was agreed that the Shares would be paid-in within a period of three years computed from the date of the aforesaid meeting. Additionally, it was agreed that those cash shares should be preferably offered to the shareholders pursuant to the law, with the board of directors becoming empowered to freely place the remnants not subscribed by the shareholders during the legal term of first refusal. In the aforesaid meeting, all of the shareholders expressly waived the benefit of the periods of time and the other legal formalities for the exercise of their first refusal option to subscribe to shares the issuance of which had been agreed on occasion of the capital increase approved. Also, and in the same act of the Meeting, shareholders GeoPark Chile Limited Agencia en Chile and GeoPark Chile S.A. expressly and ultimately waived their respective legal rights of first refusal to subscribe to shares representing the capital increase that had been agreed, in favor of company LG International Corp., a company organized and existing under the laws of the Republic of Korea.

THIRD: In accordance with what is set forth in the preceding clause, LG International Corp., duly represented in the form stated in the appearance section hereof, hereby subscribes 162.791 shares in GeoPark TdF S.A., which subscription is accepted by the representative of the issuing Company.

FOURTH: The subscription price of the shares amounts to a total of $513.500, equivalent, which the Subscriber pays by means of an electronic transfer of available funds of US$1.000, as per the observed dollar exchange rate agreed on the shareholders meeting of $513,5 per dolar, at the Company’s full satisfaction.

FIFTH: The certificates corresponding to the shares being subscribed hereunder shall be made available to the Subscriber within five business days computed from the date hereof, at the Company’s offices.

SIXTH: This instrument is executed in two counterparts of the same tenor and date, leaving one copy for each party to keep.

The legal capacity of Mr. Pedro Aylwin Chiorrini to represent GeoPark TdF S.A. is evidenced through a public deed executed on October 14, 2011, at the Notary Public’s Office of Santiago of Mr. Andrés Rubio Flores.

The legal capacity of Mr. Ricardo Peña Vial to represent LG International Corp. is evidenced through a special power of attorney granted on May 4, 2011, in the city of Seoul, Republic of Korea, officially recorded on May 23, 2011 at the Notary Public’s Office of Santiago of Humberto Santelices Narducci.

/s/ Pedro Aylwin Chiorrini	/s/ Ricardo Peña Vial
pp. GeoPark TdF S.A.	pp. LG International Corp.